As filed with the Securities and Exchange Commission on October 22, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Kite Realty Group Trust

(Exact name of registrant as specified in its charter)

Maryland	11-3715772
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

30 S. Meridian Street, Suite 1100 Indianapolis, IN	46204
(Address of Principal Executive Offices)	(Zip Code)

Retail Properties of America, Inc. Amended and Restated 2014 Long-Term Equity Compensation Plan

(Full title of the plans)

John A. Kite

Chairman of the Board and Chief Executive Officer

Kite Realty Group Trust

30 S. Meridian Street

Suite 1100

Indianapolis, IN 46204

(Name and address of agent for service)

(317) 577-5600

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a small reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(4)
Common Shares of beneficial interest, par value $0.01 per share	522,747	$21.385	$11,178,944.60	$1,036.29

(1)	Kite Realty Group Trust (“Kite Realty” or the “Registrant”) is filing this Registration Statement on Form S-8 (the “Registration Statement”) to register the issuance of an aggregate of 522,747 common shares of beneficial interest, par value $0.01 per share, of Kite Realty (“Kite Realty Common Shares”), which are issuable pursuant to the restricted share awards assumed by Kite Realty (the “Assumed Restricted Share Awards”) pursuant to the terms of the Agreement and Plan of Merger, dated as of July 18, 2021 (the “Merger Agreement”), by and among Kite Realty, KRG Oak, LLC and Retail Properties of America, Inc. The Assumed Restricted Share Awards are outstanding under the Retail Properties of America, Inc. Amended and Restated 2014 Long-Term Equity Compensation Plan (the “RPAI Plan”).
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional Kite Realty Common Shares that may become issuable under the RPAI Plan to prevent dilution resulting from share splits, share dividends or similar transactions.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based upon $21.385, which is the average of the high and low prices per Kite Realty Common Share as reported on the New York Stock Exchange on October 19, 2021.
(4)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $92.70 per $1,000,000 of the proposed maximum aggregate offering price.

EXPLANATORY NOTE

On October 22, 2021, pursuant to the Agreement and Plan of Merger, dated as of July 18, 2021 (the “Merger Agreement”), by and among Kite Realty Group Trust (“Kite Realty” or the “Registrant”), a Maryland real estate investment trust (“REIT”), KRG Oak, LLC (“Merger Sub”), and Retail Properties of America, Inc. (“RPAI”), Kite Realty and RPAI combined through a merger of RPAI with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of Kite Realty (the “Merger”). Immediately following the closing of the Merger, Merger Sub merged with and into Kite Realty Group, L.P., the operating partnership of Kite Realty (“Kite Realty Operating Partnership”), so that all of the assets of Kite Realty continue to be owned at or below the Kite Realty Operating Partnership level.

Pursuant to the terms of the Merger Agreement, on October 22, 2021, Kite Realty assumed the Retail Properties of America, Inc. Amended and Restated 2014 Long-Term Equity Compensation Plan (the “RPAI Plan”) and certain outstanding restricted share awards under the RPAI Plan (the “Assumed Restricted Share Awards”).

This Registration Statement is being filed by the Registrant to register 522,747 common shares of beneficial interest, par value $0.01 per share, of the Registrant (“Kite Realty Common Shares”) issuable to eligible employees of the Registrant or its subsidiaries pursuant to the Assumed Restricted Share Awards.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, trustees or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, trustees or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are available without charge, upon written or oral request to: Investor Relations, c/o Kite Realty Group Trust, 30 S. Meridian Street, Suite 1100, Indianapolis, IN 46204.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which we have previously filed with the SEC, are incorporated by reference in this Registration Statement:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2020;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021;

•	Definitive Proxy Statement filed with the SEC on March 31, 2021 (solely to the extent incorporated by reference into Part III of Kite Realty’s Annual Report on Form 10-K for the year ended December 31, 2020);

•	Current Reports on Form 8-K filed with the SEC on February 23, 2021, March 16, 2021, March 18, 2021, March 22, 2021, March 25, 2021 (excluding any information furnished under Item 7.01), May 14, 2021, July 19, 2021, August 23, 2021, October 8, 2021, October 19, 2021 and October 22, 2021 and Kite Realty’s Current Report on Form 8-K/A filed with the SEC on May 14, 2021; and

•	the description of Kite Realty Common Shares included in its Registration Statement on Form 8-A filed with the SEC on August 4, 2004 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and including any additional amendment or report filed for the purpose of updating such description.

The Registrant also incorporates by reference into this Registration Statement additional documents that it may file with the SEC under Section 13(a), 13(c), 14 and 15(d) of the Exchange Act from the date of this Registration Statement until the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, except that the Registrant is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

Item 4.	Description of Securities.

Not applicable. The Kite Realty Common Shares are registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Maryland REIT Law permits a Maryland REIT to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. Kite Realty’s Articles of Amendment and Restatement of Declaration of Trust, as supplemented and amended (the “Kite Realty Declaration of Trust”) contains a provision that limits the liability of the Kite Realty trustees and officers to the maximum extent permitted by Maryland law.

The Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the “MGCL”) for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, Maryland law prohibits indemnifying present and former trustees and officers for an adverse judgment in an action by the corporation or in a derivative action or if the trustee or officer was adjudged to be liable for an improper personal benefit. In accordance with the MGCL and Kite Realty’s Second Amended and Restated Bylaws, as amended (the “Kite Realty Bylaws”), Kite Realty is required, as a condition to advancement of expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by Kite Realty if it shall ultimately be determined that the applicable standard of conduct was not met.

The Kite Realty Declaration of Trust provides that Kite Realty shall, to the maximum extent permitted by Maryland law in effect from time to time and in accordance with applicable provisions of the Kite Realty Bylaws, (a) indemnify, any trustee or officer (including individual who, while a trustee or officer and at the express request of Kite Realty, serves or has served another REIT, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, shareholder, partner or trustee of such REIT, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) who has been successful, on the merits or otherwise, in the defense of a proceeding to which he or she was made a party by reason of service in such capacity, against reasonable expenses incurred by him or her in connection with the proceeding, and (b) any trustee or officer or any former trustee or officer against any claim or liability to which he or she may become subject by reason of such status unless it is established that (i) his or her act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he or she actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he or she had reasonable cause to believe that his or her act or omission was unlawful. Kite Realty has the power, with the approval of the Kite Realty board of trustees, to provide such indemnification and advancement of expenses to a person who served a predecessor of Kite Realty in any of the capacities described in (a) or (b) above and to any employee or agent of Kite Realty or a predecessor of Kite Realty. Maryland law requires Kite Realty to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

In addition, Kite Realty has entered into indemnification agreements with each of the Kite Realty trustees and executive officers to provide for indemnification to the maximum extent permitted by Maryland law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

4.1	Articles of Amendment and Restatement of Declaration of Trust of the Kite Realty Group Trust, as supplemented and amended (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K of Kite Realty Group Trust filed with the SEC on February 27, 2015)

4.2	Articles of Amendment to the Articles of Amendment and Restatement of Declaration of Trust of Kite Realty Group Trust, as supplemented and amended (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Kite Realty Group Trust filed with the SEC on May 28, 2015)

4.3	Articles of Amendment to the Articles of Amendment and Restatement of Declaration of Trust of Kite Realty Group Trust, as supplemented and amended (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Kite Realty Group Trust filed with the SEC on May 20, 2020)

4.4	Amendment of Declaration of Trust for Kite Realty Group Trust, as supplemented and amended (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Kite Realty Group Trust filed with the SEC on October 22, 2021)

4.5	Articles Supplementary Reclassifying Preferred Shares of Kite Realty Group Trust, dated August 20, 2021 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Kite Realty Trust filed with the SEC on August 23, 2021)

4.6	Second Amended and Restated Bylaws of the Company, as amended (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K of Kite Realty Group Trust filed with the SEC on February 27, 2015)

4.7	First Amendment to the Second Amended and Restated Bylaws of Kite Realty Group Trust, as amended (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of Kite Realty Group Trust filed with the SEC on May 28, 2015)

4.8	Second Amendment to the Second Amended and Restated Bylaws of Kite Realty Group Trust, as amended (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of Kite Realty Group Trust filed with the SEC on May 20, 2020)

4.9	Third Amendment to the Second Amended and Restated Bylaws of Kite Realty Group Trust, as amended (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Kite Realty Group Trust filed with the SEC on July 19, 2021)

5.1*	Opinion of Hogan Lovells US LLP

10.1*	Retail Properties of America, Inc. Amended and Restated 2014 Long-Term Equity Compensation Plan

23.1*	Consent of Hogan Lovells US LLP (filed as part of Exhibit 5.1)

23.2*	Consent of KPMG LLP, independent registered accounting firm of Kite Realty Group Trust

23.3*	Consent of Ernst & Young LLP, independent registered accounting firm of Kite Realty Group Trust

24.1	Power of Attorney (included in signature page to this Registration Statement)

* Filed herewith.

Item 9.	Undertakings

The Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement); and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on this 22nd day of October, 2021.

KITE REALTY GROUP TRUST

By:	/s/ John A. Kite
John A. Kite
Chairman of the Board of Trustees and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints John A. Kite and Heath R. Fear, and each of them, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities, to sign any and all pre- and post-effective amendments to this Registration Statement, any subsequent Registration Statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act, and any and all pre- or post-effective amendments thereto and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-facts and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as that person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any substitute therefore may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on this 22nd day of October, 2021.

Name and Signature	Title	Date

/s/ JOHN A. KITE	Chairman, Chief Executive Officer, and	October 22, 2021
John A. Kite	Trustee (Principal Executive Officer)

/s/ HEATH R. FEAR	Executive Vice President and Chief	October 22, 2021
Heath R. Fear	Financial Officer (Principal Financial Officer)

/s/ DAVID E. BUELL	Senior Vice President and Chief	October 22, 2021
David E. Buell	Accounting Officer (Principal Accounting Officer)

/s/ WILLIAM E. BINDLEY	Trustee	October 22, 2021
William E. Bindley

/s/ BONNIE S. BIUMI	Trustee	October 22, 2021
Bonnie S. Biumi

/s/ DERRICK BURKS	Trustee	October 22, 2021
Derrick Burks

/s/ VICTOR J. COLEMAN	Trustee	October 22, 2021
Victor J. Coleman

/s/ GERALD M. GORSKI	Trustee	October 22, 2021
Gerald M. Gorski

/s/ STEVEN P. GRIMES	Trustee	October 22, 2021
Steven P. Grimes

/s/ CHRISTIE B. KELLY	Trustee	October 22, 2021
Christie B. Kelly

/s/ PETER L. LYNCH	Trustee	October 22, 2021
Peter L. Lynch

/s/ DAVID R. O’REILLY	Trustee	October 22, 2021
David R. O’Reilly

/s/ BARTON R. PETERSON	Trustee	October 22, 2021
Barton R. Peterson

/s/ CHARLES H. WURTZEBACH	Trustee	October 22, 2021
Charles H. Wurtzebach

/s/ CAROLINE L. YOUNG	Trustee	October 22, 2021
Caroline L. Young